Exhibit 16.1

December 6, 2022

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Re: AGBA Group Holding Limited

Dear Commissioners:

We have read the statements in the Form 8-K dated December 6, 2022, of AGBA Group Holding Limited to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to and, therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Very truly yours,

/s/ Marcum LLP

New York, New York